Exhibit 99.1

Richard Ramlall Joins Primus Telecom Group, Incorporated

MCLEAN, VA – November 10, 2010 – Primus Telecommunications Group, Incorporated (OTCBB: PMUG), a global facilities-based integrated provider of advanced telecommunications products and services, announced today that Richard Ramlall, 54, joined the company November 8 as Senior Vice President, Corporate Development and Chief Communications Officer. In this role, he will be responsible for corporate development and investor and public relations.

Peter D. Aquino, Chairman, President and Chief Executive Officer, stated, “I am pleased that Richard has agreed to join Primus as we enter our next phase of business development. He is a senior, accomplished telecommunications industry executive with a proven track record of global business experience and we expect Richard to be a critical asset to the new management team.”

Over the course of his career in telecom and cable, Mr. Ramlall has built a record of accomplishments in regulatory affairs, lobbying, strategic corporate development, and communications. Mr. Ramlall most recently served as Senior Vice President Strategic External Affairs and Programming at RCN Corporation, a provider of digital video, high-speed data, voice, and high-capacity transport to residential and small, medium and large enterprise and carrier customers.

His tenure at RCN extended from March 2005 to August 2010, during which he led the company’s regulatory, government affairs, programming, and IR and PR efforts. Before joining RCN, he served as Senior Managing Director and Executive Vice President of Spencer Trask Media and Communications Group, LLC based in Reston, Virginia. Prior to this, Mr. Ramlall served as Vice President and Managing Director for Strategy, Marketing and International Government Affairs for Bechtel Telecommunications. Mr. Ramlall was also Executive Director for International Business Affairs for Bell Atlantic International, and he spent more than 18 years in Verizon and its predecessor organizations, serving in a variety of executive positions including strategy, government affairs, marketing, business development, regulatory and legal positions.

Mr. Ramlall has served as a board member of Evolving Systems, Inc. since March 2008 and he currently serves as a board member of the Alzheimer’s Association, National Capital Area Chapter. In 1990, Mr. Ramlall was selected to serve a one-year appointment under the Presidential Exchange Executive Program of the White House. He holds a Bachelor of Science in Business Administration and an MGA (Technology Management) from the University of Maryland.

Primus

Primus Telecommunications Group, Incorporated is a leading provider of advanced communication solutions, including broadband Internet, traditional and IP voice, data, mobile services, collocation, hosting, and outsourced managed services to business and residential customers in the United States, Canada, Australia, and Brazil. Primus is also one of the leading international wholesale service providers to telecommunications carriers worldwide. Primus owns and operates its own global network of next-generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Canada, Australia, and Brazil. Founded in 1994, Primus is headquartered in McLean, Virginia.

Investor Contact:	Media Contact:
Lippert/Heilshorn & Assoc., Inc.	Communicreate
Carolyn Capaccio	Michael Houghton
212-838-3777	703-799-7383
ir@primustel.com	Houghton@communicreate.com

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